Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 16, 2019	Vito S. Pantilione, President and CEO
John Hawkins, Senior Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND

Washington Township, New Jersey - April 16, 2019. Parke Bancorp, Inc. (the “Company”) (Nasdaq: “PKBK”), the bank holding company of Parke Bank, today announced that the quarterly cash dividend will be increased from $0.14 to $0.16, effective with the July 2019 dividend payment.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“Our Board of Directors is strongly committed to enhancing shareholder value in our Company. We are able to increase our dividend as a result of the continued profitability and financial strength of the Company.”

The Board anticipates paying cash dividends on a quarterly basis, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and any applicable legal and regulatory restrictions on the payment of dividends by the Company. If paid, such dividends may be reduced or eliminated in future periods.

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.